As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRICELINE.COM INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1528493
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

800 Connecticut Avenue

Norwalk, Connecticut 06854

(Address of Principal Executive Offices) (Zip Code)

1999 Omnibus Plan, as Amended

(Full Title of the Plan)

Peter J. Millones, Esq.
priceline.com Incorporated
General Counsel
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.008 per share	2,000,000	$22.52	$45,040,000	$5,302

(1)This registration statement covers an additional 2.0 million shares of common stock, par value $0.008 per share, of priceline.com consisting of shares which may be sold or issued under the 1999 Omnibus Plan, as amended.  The maximum number of shares which may be sold or issued under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.  The fee is calculated on the basis of the average of the high and low sale prices per share of common stock as quoted on The Nasdaq National Market on January 26, 2005 (within 5 business days prior to filing this registration statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                               Incorporation of Documents by Reference.

Priceline.com incorporates by reference the documents listed below (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”)):

(a)                      Priceline.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)                     Priceline.com’s amendment to its Annual Report on Form 10-K/A for the year ended December 31, 2003;

(c)                      Priceline.com’s amendment to its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2003;

(c)                      Priceline.com’s amendment to its Annual Report on Form 10-K/A (Amendment No. 3) for the year ended December 31, 2003;

(d)                     Priceline.com’s amendment to its Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarter ended June 30, 2003;

(e)                      Priceline.com’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(f)                        Priceline.com’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

(g)                     Priceline.com’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

(h)                     Priceline.com’s current report on Form 8-K filed with the SEC on February 11, 2004;

(i)                         Priceline.com’s current report on Form 8-K filed with the SEC on March 16, 2004;

(j)                         Priceline.com’s current report on Form 8-K filed with the SEC on April 8, 2004;

(k)                      Priceline.com’s current report on Form 8-K filed with the SEC on May 6, 2004;

(l)                         Priceline.com’s current report on Form 8-K filed with the SEC on May 27, 2004;

(m)                   Priceline.com’s current report on Form 8-K filed with the SEC on June 23, 2004;

(n)                     Priceline.com’s current report on Form 8-K filed with the SEC on June 23, 2004;

(o)                     Priceline.com’s current report on Form 8-K filed with the SEC on June 25, 2004;

(p)                     Priceline.com’s current report on Form 8-K/A filed with the SEC on July 15, 2004;

(q)                     Priceline.com’s current report on Form 8-K filed with the SEC on August 3, 2004;

(r)                        Priceline.com’s current report on Form 8-K filed with the SEC on September 22, 2004;

(s)                      Priceline.com’s current report on Form 8-K filed with the SEC on November 3, 2004;

(t)                        Priceline.com’s current report on Form 8-K/A filed with the SEC on November 26, 2004;

(u)                     Priceline.com’s current report on Form 8-K/A filed with the SEC on November 29, 2004;

(v)                     Priceline.com’s current report on Form 8-K filed with the SEC on November 30, 2004;

(w)                   Priceline.com’s current report on Form 8-K filed with the SEC on December 13, 2004;

(x)                       Priceline.com’s description of its common stock contained in the registration statement on Form 8-A filed on March 18, 1999 under Section 12(g) of the Securities Exchange Act of 1934, as amended.

All documents filed or subsequently filed by priceline.com pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission.  Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                               Description of Securities.

Not applicable.

Item 5.                                               Interests of Named Experts and Counsel.

The validity of the shares being offered hereby has been passed upon for priceline.com by Peter J. Millones, General Counsel of priceline.com.  As of the date of this registration statement, Mr. Millones beneficially owns eight shares of common stock of priceline.com and holds options to purchase 120,832 additional shares of common stock.  Mr. Millones is eligible to participate in the plan and has received in the past and may receive in the future benefits under the plan.

Item 6.                                               Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

Article Seventh of the priceline.com Amended and Restated Certificate of Incorporation provides that:

(1)           priceline.com shall indemnify its directors and officers to the fullest extent permitted by law, provided that any proceeding initiated by any director or officer (other than a proceeding to enforce rights to indemnification) must be authorized or consented to by its Board of Directors;

(2)           priceline.com may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the extent that it indemnifies its officers and directors;

(3)           the right to indemnification in Article Seventh includes the right to be paid by priceline.com the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

(4)           the rights conferred in Article Seventh are not exclusive of any other right any person may have or acquire under the Amended and Restated Certificate of Incorporation, the By-Laws of priceline.com, any statute, agreement, vote of stockholders of priceline.com or disinterested directors of priceline.com or otherwise.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability.  Priceline.com has obtained officers’ and directors’ liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of pricline.com

In addition, priceline.com has entered into indemnification agreements with certain officers of priceline.com, indemnifying each such person against losses, liabilities and expenses arising out of any claims made against such person by reason of his or her being a director or officer of priceline.com.  Among other exclusions, priceline.com shall not indemnify any person with respect to claims involving receipt of a personal benefit to which the recipient is not entitled; the return of profits from the sale of securities as contemplated by Section 16 of the Exchange Act; or knowingly fraudulent, dishonest or willful misconduct.

Item 7.                Exemption from Registration Claimed.

Not Applicable.

Item 8.                Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index on page 8.

Item 9.                Undertakings.

(a)                                The undersigned hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by priceline.com pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of priceline.com’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of priceline.com pursuant to the foregoing provisions, or otherwise, priceline.com has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by priceline.com of expenses incurred or paid by a director, officer or controlling person of priceline.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, priceline.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 31st day of January 2005.

PRICELINE.COM INCORPORATED

	By:	/s/ Jeffery H. Boyd
Jeffery H. Boyd
Chief Executive Officer

Dated: January 31, 2005

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffery H. Boyd, Peter J. Millones and Robert J. Mylod, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph M. Bahna	Chairman & Director	January 31, 2005
Ralph M. Bahna

/s/ Jeffery H. Boyd	President, Chief Executive Officer and	January 31, 2005
Jeffery H. Boyd	Director (Principal Executive Officer)

/s/ Thomas P. D’Angelo	Chief Accounting Officer & Controller	January 31, 2005
Thomas P. D’Angelo	(Principal Accounting Officer)

/s/ Robert J. Mylod, Jr.	Chief Financial Officer	January 31, 2005
Robert J. Mylod, Jr.	(Principal Financial Officer)

Signature	Title	Date

/s/ Howard W. Barker, Jr.	Director	January 31, 2005
Howard W. Barker, Jr.

/s/ Jeffrey E. Epstein	Director	January 31, 2005
Jeffrey E. Epstein

/s/ Patricia L. Francy	Director	January 31, 2005
Patricia L. Francy

/s/ James M. Guyette	Director	January 31, 2005
James M. Guyette

/s/ Edmond Tak Chuen Ip	Director	January 31, 2005
Edmond Tak Chuen Ip

/s/ Dominic Kai Ming Lai	Director	January 31, 2005
Dominic Kai Ming Lai

/s/ Marshall Loeb	Director	January 31, 2005
Marshall Loeb

/s/ Nancy B. Peretsman	Director	January 31, 2005
Nancy B. Peretsman

/s/ Craig W. Rydin	Director	January 31, 2005
Craig W. Rydin

/s/ Ian F. Wade	Director	January 31, 2005
Ian F. Wade

EXHIBIT INDEX

Exhibit Number

Description

4.1(a)	Amended and Restated Certificate of Incorporation of priceline.com.

4.2(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of priceline.com.

4.3(a)	By-Laws of priceline.com.

5.1	Opinion of Peter J. Millones, Esq., General Counsel of priceline.com.

10.67	Priceline.com 1999 Omnibus Plan, as amended.

10.68	Form of Stock Option Grant Agreement.

10.69	Form of Restricted Stock Agreement for restricted stock grants to Board of Directors.

23.1	Consents of Deloitte & Touche LLP.

23.2	Consent of Peter J. Millones, Esq. (contained in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on Signature Page).

(a)	Previously filed as an exhibit to the Form S-1 (Registration No. 333-69657) filed in connection with priceline.com’s initial public offering and incorporated herein by reference.

(b)

Previously filed as an exhibit to the Form S-3 (Registration No. 333-190029) filed in connection with priceline.com’s registration of 1.00% Convertible Senior Notes due 2010 and Shares of Common Stock Issuable Upon Conversion of the Notes and incorporated herein by reference.